Exhibit 10.2

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the "Agreement"), is made and entered into as of June 26, 2014 (the “Effective Date”) by and between Elysium Health, LLC, a Florida limited liability corporation having a place of business at 200 Congress Park Drive, Suite 205, Delray Beach, FL 33445 and ChromaDex Inc., a California corporation with principal offices located at 10005 Muirlands, Blvd, Suite G, Irvine, CA 92618, USA.

R E C I T A L S

WHEREAS, the Seller (as defined below) has developed a novel and proprietary ingredient, pterostilbene, with the trade name pTeroPure(R) (“the Product”).

WHEREAS, the Buyer (as defined below) desires to purchase the Product from Seller and Seller desires to sell Product to Buyer subject to the terms and conditions hereinafter described.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.	Definitions.

The following terms have the meanings specified below:

“Affiliate” shall mean, with respect to a Party, any person or entity that controls, is controlled by, or is under common control with such Party.  An entity or person shall be deemed to be in control of another entity (“Controlled Entity”) if the former owns directly or indirectly at least fifty percent (50%) of the outstanding voting equity of the Controlled Entity (or some other majority equity or ownership interest exits, in the event that such Controlled Entity is other than a corporation).

“Buyer” means Elysium Health, LLC, collectively with any Affiliate of such party.

“Confidential Information” shall mean, with respect to a party, all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party.  Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information without obligation of confidentiality to the disclosing party, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.

“Finished Products” shall mean the Buyer’s finished product containing Product.

“Good Manufacturing Practices” shall mean good manufacturing practices and quality system regulations set forth by any Regulatory Authority of a country in which the Finished Products shall be manufactured or sold, and if the Product is manufactured outside of the Territory, the good manufacturing practices and quality system regulations in the country in which the Product is manufactured; all as updated, amended and revised from time to time.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

“Specification” shall mean the description the Product set forth on Exhibit A.

“Territory” shall mean the United States.

“Seller” means ChromaDex, Inc., its Affiliates and their respective successors and assigns.

2.    Ordering, Purchase Price and Payment.

2.1      Purchase Orders.  Buyer shall periodically submit purchase orders for the Product to Seller, which purchase orders shall set forth the specific quantities needed, delivery date and shipping instructions. Such purchase orders shall be submitted to Seller at least thirty (30) days prior to the required delivery date specified therein. Seller does not guarantee fulfillment of any purchase orders submitted on less than thirty (30) day notice, however Seller will use commercially reasonable efforts to fulfill those purchase orders.  The minimum purchase order quantity shall be 20kg and purchases must be made in 20kg increments.

2.2      Purchase Price and Payment.  The purchase price for the Product shall be at [*] USD per kilogram ($[*]/kg) (the “Price”).  During the Term of this Agreement, the Parties agree to negotiate in good faith price reductions based on volumes purchased.  Buyer shall pay for all Product via credit card prior to shipment. Payment terms may be modified after the Effective Date by mutual agreement of the parties in writing.  Failure to make prompt and full payment hereunder constitutes a material breach of the Agreement.

3.    Obligations.

3.1      Buyer may not re-sell or re-ship the Product in bulk raw material form, unless expressly authorized to do so in writing by Seller.

3.2      For U.S. distribution, on or in labels, packaging, advertising, promotional materials or Internet communications for Buyer’s Finished Product, Buyer will only make claims that are substantiated by competent and reliable scientific evidence, and are in compliance with all applicable laws, rules, and regulations.  Buyer may not use, in labeling, advertising, promotion or otherwise: (a) any statements or quotations made by or attributed to any investigator who has conducted clinical studies on the Product, or (b) any photographs or other images of such investigators, without (i) the prior written consent of such investigators and the institutions at which such studies were conducted, and (ii) 20 days notification to Seller of such written consent prior to any such use.  Buyer will not misrepresent on product labels the amount, quantity or level of the Product contained in the Finished Product.  Without limiting Section 9(a), in the event that a third party is used by Buyer to manufacture any of the Finished Product for marketing or sale by Buyer, Buyer hereby guarantees compliance by said third party with the requirements of this Section 3, specifically including compliance with current Good Manufacturing Practices as set forth in 21 CFR section 111 and other applicable rules, regulations, statutes, and laws.  In the event that current labeling, packaging or formulations of the Finished Product do not comply with the requirements of this Section 3, Buyer will immediately rectify all nonconforming Finished Product in a manner reasonably acceptable to Seller or Seller reserves the right to immediately terminate this Agreement.

3.3 Patent Marking.  During the Term, Buyer will ensure proper patent marking on all Finished Product.  All Finished Product shall be marked as follows if the webpage that is accessed through the following link lists out to a patent that claims the Product:

“Patent: See www.ChromaDexPatents.com“;

or as mutually agreed to in writing by the Parties.

4.      Taxes and Import Duties. The price of the Product specified does not include federal taxes, state or local sales taxes, use taxes, occupational taxes or import duties.  Unless prohibited by law, Buyer is responsible for and shall pay all applicable sales, use, occupational, excise, value added or other similar taxes or import duties applicable to the manufacture, sale, price, delivery or use of the Products provided by Seller, or in lieu thereof, Buyer shall provide Seller with a tax-exemption certificate acceptable to and considered valid by the applicable taxing authorities.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

5.      Delivery and Risk of Loss. Each shipment of Product by Seller shall contain a Certificate of Analysis providing an identifying lot number, expiration date, and lot-specific quality control report.  All sales are FOB\FCA (INCOTERMS 2010) Seller’s U.S. dock. Risk of loss, destruction of or damage to the Product shall be Seller’s until delivery of the Product to a common carrier at Seller’s U.S. dock. Thereafter, title shall pass to Buyer and Buyer shall be fully responsible, and shall hold Seller harmless, for and assume all risk of loss, destruction of or damage to the Product occurring thereafter. Loss or damage to the Product after risk of loss has passed to Buyer will not release or excuse Buyer from its obligations under this Agreement to Seller, including the obligation to make full payment of the purchase price. Seller reserves the right to pack or ship orders in the most economical manner, provided that this does not result in increased risk of loss of the Product.  However, where Buyer requests special packaging or shipping, any additional cost will be billed to and be the responsibility of Buyer. Buyer acknowledges that Seller cannot accept returns, unless they do not meet the applicable Specifications or are otherwise defective.

6.      Delivery Delays. Seller shall use reasonable efforts to make prompt deliveries in a commercially reasonable manner.  Delivery dates and estimates are, however, not guaranteed. Seller disclaims any liability or responsibility, and Buyer shall hold Seller harmless, for the late or non-delivery of Product. Buyer has no right to delay or defer delivery or acceptance.

7.      Rejection and Revocation of Acceptance; Regulatory Requirements; Product Safety.

7.1      Rejection and Revocation of Acceptance.  Any rejection or revocation of acceptance of Product by Buyer must be made within thirty (30) days of delivery of Product and any attempted rejection or revocation of acceptance of such Product made thereafter shall be null and void unless agreed to in writing by Seller, except that, notwithstanding the foregoing, in the event that a defect in the Product could not reasonably be discovered within such thirty (30) day period (“Latent Defect”), Buyer shall have the right to reject such Product within fifteen (15) days after discovering the Latent Defect.  A rejection or revocation, including rejection or revocation for a Latent Defect, must be made no later than six (6) months from delivery of Product.  Failure to make a claim within such period shall be conclusive evidence that the Product was satisfactory in all respects and supplied in accordance with the Specifications.  Subject to the foregoing, Buyer shall return the nonconforming Product to Seller in accordance with the reasonable instructions of Seller or, on Seller’s request, dispose of such nonconforming Product.  In both cases all costs shall be borne by Seller.  Should any Product be returned as provided above, Seller shall replace the returned Product as soon as reasonably practicable.  Such replacement Product shall be at no additional cost to Buyer if Buyer had previously paid Seller for the returned Product. Each shipment hereunder is to be regarded as a separate and independent sale.

7.2      Regulatory Requirements.  Seller shall keep Buyer reasonably and timely informed of regulatory developments related to Product throughout the Territory.  Without limiting the foregoing, Seller represents and warrants that to the best of its knowledge Product may be lawfully sold under the Federal Food, Drug, and Cosmetic Act (as amended, including by the Dietary Supplement Nonprescription Drug Consumer Protection Act).

7.3      Product Safety.  Seller shall promptly inform Buyer in writing of any information concerning or that can potentially impact the safety, identity, strength, quality or purity of any Product of which it becomes aware, and shall provide supporting documentation.  Without limiting the foregoing, Seller further agrees to notify Buyer within five (5) days if it receives notice of a serious adverse event, as defined in the Dietary Supplement Nonprescription Drug Consumer Protection Act, associated with an Buyer product containing Product, or to the extent legally obligated to do so.

8.  Term and Termination.

8.1       Term.  This Agreement shall commence on the Effective Date and shall remain in full force and effect for a term (the “Term”) of one (1) year from the Effective Date and continue thereafter in successive one (1) year automatic renewal terms unless terminated in accordance herewith.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

8.2       Termination.  This Agreement may be terminated by: (i) any Party upon ninety (90) days prior written notice; (ii) a Party immediately upon the giving of notice if the other Party files a petition for bankruptcy, is adjudicated bankrupt, takes advantage of the insolvency laws of any state, territory or country, or has a receiver, trustee, or other court officer appointed for its property; or, (iii) a Party if an event of Force Majeure (as described in Section 14 of this Agreement) with respect to the other Party shall have continued for ninety (90) days or is reasonably expected to continue for more than one hundred eighty (180) days.

9.  LIMITED WARRANTY AND DISCLAIMER OF ALL OTHER WARRANTIES.

(a)  SELLER WARRANTS THAT THE PRODUCT SOLD HEREUNDER SHALL BE (i) MANUFACTURED IN ACCORDANCE WITH GOOD MANUFACTURING PRACTICES AND APPLICABLE LAWS AND REGULATIONS AND (ii) SHALL CONFORM TO THE SPECIFICATION; (b) EXCEPT AS OTHERWISE PROVIDED IN SECTION 9(a) HEREOF, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. SELLER HAS NOT MADE ANY RECOMMENDATION TO BUYER REGARDING THE USE OR SUBSEQUENT SALE OF THE PRODUCT.  EXCEPT AS PROVIDED IN SECTIONS 7 AND 14, (i) BUYER ASSUMES ALL RISKS AND LIABILITIES FOR ANY LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY RESULTING FROM THE USE OR SUBSEQUENT SALE OF THE PRODUCT, EITHER ALONE OR IN COMBINATION WITH OTHER INGREDIENTS NOT SUPPLIED BY SELLER; AND (ii) BUYER HAS SATISFIED ITSELF THAT THE PRODUCT AND THE PURPOSE FOR WHICH IT WILL BE USED AND/OR SOLD IS IN COMPLIANCE WITH THE LAWS OF THE RELEVANT COUNTRIES; (c) BUYER’S EXCLUSIVE REMEDY AND SELLER’S EXCLUSIVE LIABILITY FOR SHIPMENT OF NON-CONFORMING PRODUCT SHALL BE LIMITED TO, AT SELLER’S SOLE OPTION, EITHER REPLACEMENT OF THE NON-CONFORMING PRODUCT OR A REFUND OF THE PURCHASE PRICE PAID.  EXCEPT AS PROVIDED IN SECTIONS 7 AND 14: (x) ALL BREACH OF WARRANTY CLAIMS MADE WITH RESPECT TO THE PRODUCT SHALL BE DEEMED WAIVED BY BUYER UNLESS MADE IN WRITING AND RECEIVED BY SELLER WITHIN THIRTY (30) DAYS OF DELIVERY; (y) BUYER MUST MAKE ANY CLAIM FOR NON-COMFORMING PRODUCT, BREACH OF WARRANTY WITH RESPECT TO THE PRODUCT SOLD, OR ANY CLAIM OF ANY NATURE WHATSOEVER WITH RESPECT TO THE PRODUCT SOLD HEREUNDER IN WRITING WITHIN THIRTY (30) DAYS AFTER BUYER’S RECEIPT OF PRODUCT; AND (z)  BUYER IRREVOCABLY WAIVES AND RELEASES ALL CLAIMS THAT ARE NOT PROPERLY MADE WITHIN SAID PERIOD.

10. LIMITATION OF LIABILITY.

TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES WAIVE AND RELINQUISH ANY CLAIMS, DEMANDS, AND CAUSES OF ACTION OR RECOVERIES FOR PUNITIVE DAMAGES OR EXEMPLARY DAMAGES.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING ANY LOST REVENUES OR PROFITS, CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES, BUSINESS INTERRUPTION OR DAMAGE TO BUSINESS REPUTATION, REGARDLESS OF THE THEORY UPON WHICH ANY CLAIM MAY BE BASED, INCLUDING ANY TORT OR STATUTORY CAUSES OF ACTION. BOTH PARTIES UNDERSTAND AND AGREE THAT THIS LIMITATION OF LIABILITY ALLOCATES RISK OF NONCONFORMING GOODS BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND OTHER APPLICABLE LAW.  THE PRICES SET FORTH HEREIN REFLECT THIS ALLOCATION OF RISK AND THE LIMITATIONS OF LIABILITY, INCLUDING THE EXCLUSION OF SPECIAL, INDIRECT, CONSEQUENTIAL AND INCIDENTAL DAMAGES, IN THIS AGREEMENT.

11.  Intellectual Property Rights.  The sale of Product covered by this Agreement shall not confer upon Buyer any license or right under any patents, trade secrets or other proprietary information owned or controlled by Seller, or the right to otherwise utilize such proprietary information, it being specifically understood and agreed that all such rights are reserved to Seller.  Buyer’s sole right to use any of Seller’s trademarks in connection with the Product or in any manner shall be provided only to the extent expressly set forth in a separate trademark license agreement between Buyer and Seller.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

12.  Waiver and Severability. No claim or right arising out of a breach of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is in writing signed by the aggrieved party. If any term, covenant, warranty, remedy or condition of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be held or deemed invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or provision, to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each remaining term, covenant or provision of this Agreement shall be deemed valid and enforced to the fullest extent permitted by law.

13.  Force Majeure. A party shall have no liability or obligation to the other party of any kind, including, but not limited to, any obligation to deliver Product or to make payment or accept delivery of Product, arising from any delay or failure to perform all or any part of this Agreement as a result of causes, conduct or occurrences beyond such party’s reasonable control, including, but not limited to, commercial impracticability, fire, flood, earthquake, lightning, storm, accidents, act of war, terrorism, civil disorder or disobedience, act of public enemies, problems associated with transportation (including car or truck shortages), shortages of energy or raw materials, acts or failure to act of any state, federal or foreign governmental or regulatory authorities, labor disputes, strikes, or failure of suppliers to make timely deliveries of materials, goods or services.  Seller may allocate its available supply among its customers in a manner determined by Seller to be fair and reasonable.

14.  Indemnification and Insurance.

To the fullest extent permitted by law, Buyer shall defend, indemnify and hold Seller harmless from any and all claims, demands, causes of action, controversy, liabilities, fines, regulatory actions, seizures of product, losses, costs and expenses (including, but not limited to attorneys’ fees, expert witness expenses and litigation expenses) (hereinafter “Claim”), arising from or in connection with any Claim asserted by a third party against Seller for any damage, environmental liability, patent or intellectual property infringement caused by Buyer’s modification or alteration of the Product, injury, death, loss, property damage, delay or failure in delivery of Buyer’s Finished Product or any other Claim asserted by a third party against Seller, whether in tort, contract, breach of warranty or otherwise, relating to Buyer’s Finished Product or Buyer’s breach of this Agreement. Notwithstanding the foregoing, Buyer has no indemnity obligation to Seller to the extent that any Claims (i) result from the gross negligence or breach of applicable laws by Seller or (ii) are Claims for which Seller is obligated to indemnify Buyer under the following paragraph.

To the fullest extent permitted by law, Seller shall defend, indemnify and hold Buyer harmless from any and all Claims, arising from or in connection with any Claim asserted by a third party against Buyer for any patent or intellectual property infringement in connection with the Product (provided that such alleged infringement does not arise from the combination of the Product with other ingredients not supplied by Seller), injury, death, loss, property damage or any other Claim, whether in tort, contract, breach of warranty or otherwise, relating directly to the Product (except if such injury, death, loss, property damage or other Claim arises from the combination of the Product with other ingredients not supplied by Seller, from the packaging, delivery system, or subsequent handling by Buyer), or Seller’s breach of this Agreement. Notwithstanding the foregoing, Seller has no indemnity obligation to Buyer to the extent that any Claims result from the gross negligence or breach of applicable laws by Buyer.

The parties agree, for the Term of this Agreement, to maintain a program of insurance or self-insurance at levels sufficient to satisfy its obligations as set forth in this Agreement.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

15. Confidentiality.

15.1         Confidential Information.  During the Term, and for a period of five (5) years following the termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those Affiliates, directors, officers, employees, consultants, clinical investigators, contractors, agents, or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement.  To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.  Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

15.2         Terms of this Agreement.  Except as otherwise provided in Section 15.1 above, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party.  Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

15.3         Permitted Disclosures.  The confidentiality obligations contained in this Section 15 shall not apply to the extent that the receiving party (the “Recipient”) is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

16.  Relationship. The relationship between Seller and Buyer shall be that of independent contractors and neither party, its agents and employees, shall under no circumstances be deemed the employees, distributors, franchisees, agents or representatives of the other party.

17.  Assignment and Modification. The rights and obligations of Buyer under this Agreement shall not be assignable without the prior written consent of Seller; provided, however, that Buyer may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  This Agreement shall not be modified, altered or amended in any respect except by a writing signed by the parties. Any variation, modification or addition to the terms set forth in this Agreement shall be considered a material modification and shall not be considered part of this Agreement.

18.  Governing Law. This Agreement and all claims and causes of action shall be governed by and subject to the internal laws (exclusive of the conflicts of law provisions) and decisions of the courts of the State of California.  The sole and exclusive venue for all claims and causes of action between the parties shall be the state or federal court located in California.

19.  Notices.  Any demand upon or notice to a Party hereunder shall be effective when delivered by hand or when properly deposited in the mails postage prepaid, or sent by e-mail or electronic facsimile transmission with receipt acknowledged, or delivered to an overnight courier, in each case addressed to the Party at the address shown below or such other address as the Parties may advise in writing.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

If to Seller: ChromaDex, Inc. 10005 Muirlands Blvd., Suite G Irvine, CA 92618 Attention: Tom Varvaro Fax: 949-419-0294 Email: tom.varvaro@chromadex.com	If to Buyer: Elysium Health, LLC 200 Congress Park Drive, Suite 205 Delray Beach, FL 33445 Attention: CEO Fax: ________________________________ Email: ______________________________
20.  Entire Agreement.  This Agreement and any documents referred to herein contain the complete agreement between the parties with respect to the subject matter hereof.  All previous agreements, representations, warranties, promises and conditions relating to the subject matter of this Agreement are superseded by this Agreement.  This Agreement may only be amended by a written instrument duly executed by the Parties hereto.

21.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Supply Agreement to be executed by their duly authorized representatives.

Buyer ELYSIUM HEALTH, LLC	Seller CHROMADEX, INC.
/s/ Dan Alminana Name: Dan Alminana Title: COO	/s/ Frank Jaksch Name: Frank Jaksch Title: CEO

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

EXHIBIT A
Product Specification